Exhibit 10.1


                                   AGREEMENT

          THIS AGREEMENT ("Agreement") made the 16TH day of FEBRUARY 2012, between CORNERSTONE BANK, a New Jersey chartered commercial bank (the "Bank"), and SCOTT KINTZING, an individual (the "Executive") (hereinafter, collectively referred to as the "Parties").

                                  WITNESSETH:

          WHEREAS, the Bank desires to retain/continue the services of Executive as EXECUTIVE VICE PRESIDENT; and

          WHEREAS, Bank and Executive desire to enter into this Agreement to set forth and define the terms and conditions of the employment relationship between the Bank and Executive.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

          1. EMPLOYMENT. The Executive is hereby employed as MARKET PRESIDENT, (the "Position") on the terms and conditions set forth in this Agreement.

          2. DUTIES OF EXECUTIVE. The Executive shall perform and discharge well and faithfully the duties set forth in the Bank's current written job description for the Position, as it may be modified or supplemented from time to time by the Chief Executive Officer of the Bank and/or the Bank's Board of Directors. The Executive shall devote his/her full time, attention and energies to the business of the Bank. During the Employment Period (as defined below), Executive will not engage in any work, trade or business for his own account or for or on behalf of any other person, firm or corporation other than the Bank, as an employee, consultant, agent or otherwise. Executive may engage in non-competitive charitable activities for reasonable periods of time each month so long as such activities do not interfere with Executive's responsibilities under this Agreement and so long as prior to engaging in any such activities, Executive notifies the Bank's Director of Human Resources of the Executive's intention to engage in such activities, providing information about the charity involved and Executive's proposed role, and thereafter Executive has been notified by the Bank that he or she may engage in such activities.

          3. TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing on March 1, 2012 and ending on February 28, 2013, unless sooner terminated in accordance with this Section 3 hereof or unless the term hereof is extended upon the occurrence of a Change in Control (as defined herein) pursuant to the terms of
Section 6 hereof.

                    (a) The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board



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of Directors of the Bank. As used in this Agreement, "Cause" means any of the following events:

                              (i) Violation of any law, rule or regulation
(other than traffic violations or similar minor offenses) that

                              (ii) reflects adversely on the reputation of the
Bank, any felony conviction, any violation of law involving fraud, dishonesty or moral turpitude, or which would otherwise, in the reasonable discretion of the Bank's Board of Directors, reflect negatively on the reputation of the Bank, or any violation of any written agreement or order with or issued by any regulatory authority having jurisdiction over the Bank.

                              (iii) Executive's failure to adequately perform
his duties and responsibilities to the Bank, which performance deficiencies continue thirty (30) days after the Bank shall have provided to the Executive written notice setting forth the nature of the performance deficiencies, all as reasonably determined by the Board of Directors.

                              (iv) Any misconduct by the Executive, whether or
not constituting criminal activity, which involves fraud, embezzlement or material dishonesty with respect to the Bank, its business or customers.

                              (v) Abuse of alcohol or other controlled
substances which prevent or interfere with Executive's personal interactions with employees, customers or the public or Executive's performance of his duties under this Agreement.

                              (vi) Ineligibility to serve as an officer or
director of a bank or a publicly-held corporation under any Federal or state law or regulation or order of the Securities and Exchange Commission or any bank regulatory agency having jurisdiction over the Bank or the Executive.

                              (vii) Any material breach of this Agreement.

If the Executive's employment is terminated under the provisions of this
Section 3(a), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

                    (b) The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a) hereof), by action of the Board of Directors of the Bank, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7 hereof, whichever shall be applicable.

                    (c) If the Executive dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's death, and notwithstanding any other language to the contrary in this Agreement, all rights of the Executive under Section 4 hereof shall cease as of the date of such termination and any benefits payable to the Executive



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shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.

                    (d) If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of ninety (90) consecutive calendar days or for 120 calendar days (whether or not consecutive) in any twelve (12) month period, then, upon the expiration of such period or at any time thereafter, by action of the Board of Directors of the Bank, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.

                    (e) The Executive may resign for "Good Reason" (as herein defined). As used in this Agreement, "Good Reason" means any of the following:

                              (i) Any demotion of the Executive to a position
of lesser responsibility or authority than the Position, except for termination of the Executive's employment pursuant to the provisions of Section 3(a), (c) or (d) hereof;

                              (ii)  Any assignment to the Executive of duties
materially inconsistent with the Position;

                              (iii) Any reassignment of the Executive which
necessitates or requires the Executive to relocate the Executive's principal residence. Executive will be considered to be required to relocate if the Executive's assigned location (currently, the Bank's headquarters located at 6000 Midlantic Drive, Mt. Laurel, NJ 08054) is moved and the executive's daily commute to or from Executive's principal residence as of the date of this Agreement, (209 Odgen Station Road, Thorofare NJ 08086 ) would be increased by more than twenty (20) miles one way (regardless of where Executive actually resides from and after the date hereof);

                              (iv) Any reduction in the Executive's annual base
salary in effect on the date hereof or as the same may be increased from time to time, except insofar as such reduction, on a percentage basis (not to exceed ten (10%) percent), is applied equally to all other executive officers of the Bank holding comparable seniority;

                              (v) Following a "Change in Control," any failure
of the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the retirement, life insurance, medical, health and accident, disability or other employee plans of the Bank in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

                              (vi) Any material failure to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof; or



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                              (vii) Any breach of a material provision of this
Agreement on the part of the Bank.

                    (f) Provided that the Executive has given the Bank written notice of any event constituting Good Reason and such event remains uncured for thirty (30) days after such notice, Executive may, at the option of the Executive, resign from employment with the Bank under this Agreement by delivering notice in writing (the "Notice of Termination") to the Bank (or its successor), and the provisions of either Section 6 or Section 7 hereof shall thereupon apply. Section 6 shall apply where "Good Reason" resulted from or occurred contemporaneous with or after a Change in Control as defined by
Section 5 hereof. Section 7 shall apply in all other instances where "Good Reason" exists. Should Executive resign for any reason other than those defined above as Good Reason, it shall be considered a voluntary resignation and all rights of Executive to any compensation hereunder shall cease as of the date of such voluntary resignation, and Executive shall only be entitled to be paid any compensation earned up to the date of such termination.

          4. EMPLOYMENT PERIOD COMPENSATION.

                    (a) BASE SALARY. For services performed by the Executive under this Agreement, the Bank shall pay (or cause to be paid to) the Executive a base salary, during the Employment Period, of $232,260.00, with adjustments thereafter as determined by the Board of Directors of the Bank, consistent with this Agreement.

                    (b) BONUS. The Board of Directors of the Bank, at its complete discretion, may award Executive bonuses during the term of this Agreement. Nothing herein shall require the award of any bonus to Executive.

                    (c) OTHER BENEFITS. Benefits, including insurance, vacation, retirement, and other fringe benefits, shall be the standard benefits of the Bank as they shall exist from time-to-time. Executive's eligibility for and the terms of his participation in such benefit plans is governed by the terms and conditions of those plans, and by the policies of the Bank. Interpretation and application of a plan to particular circumstances will be made by the Bank and/or the plan's administrator and is within the Bank's and/or administrator's sole and absolute discretion.

                    (d) STOCK-BASED COMPENSATION. Executive shall be eligible to participate in any Stock-Based Compensation plan adopted by the Board of Directors and made applicable to all other Employees of the Bank. Said participation shall be governed by and subject to the terms of the plan. The Board shall have the right to determine the level of Executive's participation in any such plan.

          5. CHANGE IN CONTROL.

                    (a) As used in this Agreement, "Change in Control" means a change of control of Cornerstone Financial Corporation (the "Company"), the parent holding company of the Bank of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and in force on the date hereof, whether or not the Company



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is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if:

                              (i) Any "person" (including a group acting in
concert, as the term "person" is defined in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) becomes the beneficial owner" (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing thirty-five ( 35%) percent or more of the combined voting power of the Company's then outstanding voting securities;

                              (ii) There occurs a merger, consolidation or
other business combination or reorganization to which the Company is a party, whether or not approved in advance by the Board of Directors of the Company in which (A) the members of the Board of Directors of the Company immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Company immediately before such transaction do not hold fifty-one (51%) percent or more of the voting power of securities of the resulting corporation;

                              (iii) There occurs a sale, exchange, transfer, or
other disposition of substantially all of the assets of the Company, on a consolidated basis, to another entity, whether or not approved in advance by the Board of Directors of the Company, and thereafter the shareholders of the Company immediately before such transaction do not hold fifty-one (51%) percent or more of the voting power of securities of the acquiring entity;

                              (iv) A plan of liquidation or dissolution of the
Company, other than pursuant to bankruptcy or insolvency, is adopted; or

                              (v) During a period of two (2) consecutive years,
individuals who at the beginning of such period constitute the Board of Directors of the Company cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least fifty-one (51%) of directors who were directors at the beginning of such period).

          6. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT AFTER CHANGE IN
             CONTROL.

                    (a) In the event that during the eighteen (18) month period following a Change in Control (i) Executive resigns from employment hereunder for Good Reason or (ii) Executive's employment is terminated without Cause or other than as set forth in Sections 3(c) and (d), Executive shall be absolutely entitled to receive the amounts and benefits set forth in this Section. Notwithstanding the provisions of Section 3 hereof, following a Change in Control, this Agreement shall be deemed to have a term of eighteen (18) months from the consummation of such Change in Control.

                    (b) Provided that Executive executes a release of the Bank, the Company, and their respective subsidiaries, directors, employees and agents in the form reasonably acceptable to Bank (the "Release"), for a period of eighteen (18) months from the date of termination of employment, Executive shall be paid Executive's base salary at termination (or,



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where greater, Executive's base salary prior to any reduction thereof resulting in Good Reason for resignation), said amounts to be paid in equal monthly installments, beginning on the later of thirty (30) days following (i) the date of termination of employment, or (ii) the receipt by the Bank of the approval of payment of such amounts by any applicable regulatory agency, to the extent such approval is legally required at that time, or (iii) the execution by Executive of the Release.

                    (c) Provided Executive executes the Release, for a period of eighteen (18) months from the date of termination of employment, Executive shall receive a continuation of the medical insurance benefits in effect with respect to Executive at the time of his termination, or, if the Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount which after any applicable taxes paid by the Executive net of deductions is equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

                    (d) If the payments and benefits pursuant to this Section 6, either alone or together with other payments and benefits which Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code (the "Code"), the payments and benefits pursuant to this Section 6 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Section 6 or any other payment or benefit plan or agreement between executive and the Bank or its affiliates being non-deductible to the Bank (or its successor) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to this Section 6 shall be based upon the opinion of the Company's independent public accountants and paid for by the Company.

                    (f) Notwithstanding any other provision of this Section, no cash payments shall be made to Executive pursuant to this Section unless and until he has experienced a "separation from service" with the Bank and its affiliates, within the meaning of Code Section 409A. In addition, if the Executive was a "specified employee" within the meaning of Code Section 409A on the December 31 preceding the separation from service, such cash payments shall be suspended for a period of six (6) months from the date of such separation from service, but only to the extent that such cash payment(s) is not exempt from Code Section 409A (e.g. under the short term deferral, two (2) times or non-taxable exemptions). Any cash payments so suspended shall be made in a single lump sum as soon as practicable following the expiration of such six-month period. For purposes of this and all other non-qualified deferred compensation plans of the Bank, the specified employee effective date shall be January 1 of each year.

                    (g) Benefits paid pursuant to Section 6(f), to the extent of payments made from the date of termination of Executive's employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A -2(b)(2) and thus payable pursuant to the "short term deferral" rule set forth in Treas. Reg. Section 1.409A -1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A -2(b)(2) made upon an involuntary separation from service and payable pursuant to Treas. Reg. Section 1.409A -1(b)(9)(iii), to the maximum extent permitted by said provision.

          7. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR EXECUTIVE'S RESIGNATION FOR GOOD REASON, IN ABSENCE OF CHANGE IN CONTROL.

                    (a) In the event that Executive's employment is terminated by the Bank during the Employment Period without Cause or other than as set forth in Sections 3(c) and (d), or Executive resigns for Good Reason, in either event prior to the occurrence of a Change in Control, Executive shall be entitled to receive the amounts and benefits set forth in this Section.

                    (b) Provided Executive executes the Release, for a period of time equal to the time from the date of termination of employment to end of Employment Period, BUT IN NO EVENT greater than twelve (12) months nor less than three (3) months, from the date of termination of employment (the "Severance Period"), Executive shall be paid his base salary at termination (or, where greater, his base salary prior to any reduction thereof resulting in Good Reason for resignation), said amounts to be paid in equal monthly installments, beginning on the later of (i) thirty (30) days following the date of termination of employment or (ii) the receipt by the Bank of the approval of payment of such amounts by any applicable regulatory agency, to the extent such approval is legally required at that time, or (iii) Executive's execution of the Release.

                    (c) Provided Executive executes the Release, for the duration of the Severance Period, Executive shall receive a continuation of the medical insurance benefits in effect with respect to Executive at the time of his termination, or, if the Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount which after any applicable taxes is equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

                    (d) Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking employment or otherwise.

                    (e) Notwithstanding any other provision of this Section, no cash payments shall be made to Executive pursuant to this Section unless and until he has experienced a "separation from service" with the Bank and its affiliates, within the meaning of Code Section 409A. In addition, if the Executive was a "specified employee" within the meaning of Code Section 409A on the December 31 preceding the separation from service, such cash payments shall be suspended for a period of six (6) months from the date of such separation from service, but only to the extent that such cash payment(s) is not exempt from Code Section 409A (e.g. under the short term deferral, two (2) times or non-taxable exemptions). Any cash payments so suspended shall be made in a single lump sum as soon as practicable following the expiration of such six (6) month period. For purposes of this and all other non-qualified deferred compensation plans of the Bank, the specified employee effective date shall be January 1 of each year.

                    (f) Benefits paid pursuant to Section 7(e), to the extent of payments made from the date of termination of Executive's employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of



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Treas. Reg. Section 1.409A -2(b)(2) and thus payable pursuant to the "short term deferral" rule set forth in Treas. Reg. Section 1.409A -1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A -2(b)(2) made upon an involuntary separation from service and payable pursuant to Treas. Reg. Section 1.409A -1(b)(9)(iii), to the maximum extent permitted by said provision.

          8. POST EMPLOYMENT COVENANTS.

                    (a) TRADE SECRETS AND CONFIDENTIAL INFORMATION. During the course of Executive's employment hereunder, certain business records and information of the Bank and the Company which the parties hereto acknowledge as Trade Secrets and Confidential Information shall be made available to Executive.

                              (i) These Trade Secrets, which are not readily
able to be compiled from any publicly available source, include, but are not limited to the following:

                                  (A) Customer lists (including address, phone
                                      number and contact person); mailing lists;
                                      customer information; referral sources;
                                      advertising, solicitation, communications, public relations, and marketing plans/strategies/systems/techniques;
                                      banking products, pricing and discounting formulas, financial information and forecasts, schedules, lists, forms or calculations; invoices; and customer preferences or history.

                                  (B) Computer programs, and software; product
                                      design concepts, details and specifications;
                                      logos and trademarks; website, networking, and Internet forms and procedures; business or technical processes, systems, methods, machines, inventions or discoveries; policy
                                      & procedure manuals; training manuals;
                                      forms; methods or procedures of operation;
                                      financing, research and/or development
                                      strategies and technologies; and all written or oral confidential or proprietary information of the Bank or the Company, whether originated, used, implemented, modified, developed, or disseminated by the Bank or the Company in the course of their respective business operations.


                              (ii) The confidential information subject to this
Agreement includes, but is not limited to, the information set forth in subsections (A) and (B) above.

                              (iii) During the term of this Agreement and
thereafter, Executive shall (i) keep confidential, and not disclose to any party, nor use or copy for executive's own behalf, or for the benefit of any person or entity other than the Bank the Confidential Information and Trade Secrets, and (ii) refrain from using any Confidential Information or Trade Secrets except in furtherance of the Bank's business and in a manner expressly permitted by the Bank in writing.



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                    (b) EMPLOYEE SOLICITATION. The Executive agrees that during the term of his employment with the Bank and for the one (1) year period following the termination thereof (for whatever reason) he shall not, whether directly or indirectly, in any way for his own account or for the account of any other person, venture, firm, business, corporation or enterprise, offer employment to any employee of the Bank or attempt to induce or entice any regular or temporary employee of the Bank to leave the employ of the Bank.

                    (c) CUSTOMER SOLICITATION. Executive agrees, that in the event Executive's employment terminates, regardless of the reason for said termination or the party instituting the termination, Executive will not, directly or indirectly, individually, or as partner or as agent, independent contractor, employee or stockholder of any corporation, or for any business entity of any nature, for a period of one (1) year from the termination of employment, regardless of the reason for employment termination call upon, solicit, or be solicited, or otherwise contact, service, sell to or perform any work for any Customer or prospective Customer with which the Bank had a business relationship or attempted to establish a business relationship during the twelve (12) months prior to Executive's termination, nor during such period shall Executive solicit customers or employees of the Bank or any of its affiliates to cease doing business, in whole or in part, with the Bank, or any of its affiliates. The term "Customer" as used in this subparagraph includes any person or entity conducting banking business with the Bank, and includes branches, plants, divisions, headquarters, sales offices, research centers, campuses or any other locations of the customer, its parent, affiliates or subsidiaries and individuals employed by the Customer subsequently engaged in business enterprises elsewhere.

                    (d) Executive agrees, that in the event Executive's employment terminates, regardless of the reason for said termination or the party instituting the termination, Executive will not, directly or indirectly, individually, or as partner or as agent, independent contractor, employee or stockholder of any corporation, or for any business entity of any nature, for the period set forth below (the "Covenant Period"), directly or indirectly own, manage, operate, control, be employed by, participate in, render services to, or be connected in any manner with the ownership, management, operation or control of another insured depository institution that offers products or services similar or equivalent to those offered by the Bank in the geographic area in which the Bank is conducting such business at the date of termination of Executive's employment. Executive acknowledges that it shall be a violation of this subparagraph for Executive to conduct any business referred to herein within the area referred to above, including but not limited to advertising or soliciting or otherwise servicing in any way Customers within said area, even though Executive, or its affiliated business, may be located outside said area. Executive acknowledges the geographic scope of the Bank's business as presently comprising all of the eight (8) southern counties of New Jersey, inclusive of Atlantic, Burlington, Camden, Cape May, Cumberland, Gloucester, Ocean, and Salem Counties and acknowledges that in light of his duties for the Bank, the geographic scope of this Agreement is reasonable. In the event Executive's termination of employment happens on or after the occurrence of a Change in Control, the Covenant Period shall be one (1) year from the date of termination, and otherwise the Covenant Periods shall be sixty (60) days. The Executive acknowledges that these restrictions will not render him unable to find or undertake gainful employment appropriate to his skills and experience.

                    (e) SEVERABILITY. The parties acknowledge that subsections
(a), (b), (c) and (d) above are severable, and the invalidity or unenforceability of any subparagraph or portion thereof will not impair the enforceability of the remaining subparagraphs or portions.

                    (f) RESORT TO COURTS.

                              (i) In the event the Bank is obligated to resort
to the courts for the enforcement of any of the covenants contained in this agreement, Executive agrees that the term of said covenants shall continue and the period of post-employment restrictions referred to above shall be extended by a period of time equal to that period beginning when any violation of said covenant commenced and ending when the activities constituting such violation shall have finally been terminated in good faith, or when there has been a final adjudication by the trial court as to the enforcement of the covenant(s), whichever is earlier.

                              (ii) Executive also agrees that, in the event of
his breach of this Section 8, Employer shall be entitled to reimbursement of the full amount of the Severance set forth in Sections 6 and/or 7 of this Agreement which has been paid to Executive as of the date of the discovery of such breach and, further, the Employer shall have no further obligation to pay him any remaining portion of said Severance, if any. Notwithstanding such breach, the covenants contained in Sections 6 and/or 7 and the remaining promises and covenants, including the release in Section 2 of this Agreement shall remain in full force and effect.

                              (iii) Executive agrees that the Employer may also
recover from him, in the event of a breach of any provision of Section 8, monetary relief in the amount of all damages, costs, and expenses, including attorneys' fees incurred as a result of the breach and/or in the enforcement of
Section 8. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available for such breach or threatened breach.

                    (g) MODIFICATION. Executive further agrees that if any portion of the covenants set forth in this Agreement or the application thereof, is construed to be invalid or unenforceable, the remainder of the covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portions thereof, whether because of the area covered, the duration thereof, or the scope thereof. Executive further agrees that the court making such determination shall have the power to reduce the area and/or duration, and/or limit the scope thereof and the covenant(s) as thereafter reformed shall be enforceable in its reduced form and binding upon Executive.

          9. INTELLECTUAL PROPERTY. Executive agrees to disclose and assign, and does hereby assign, full and absolute right, title and interest to the Bank of any and all ideas, designs, inventions, discoveries, banking products, and improvements made by Executive for the Bank or otherwise related in any way to his duties, of any kind or nature whatsoever, at any time during his employment with the Bank (together with any and all works of authorship described in the following sentence, referred to as "Intellectual Property"). Executive further agrees that any work of authorship made by Executive for the Bank, or otherwise related in any way to his duties, shall be deemed a "work made for hire" and the Bank shall be the sole author of such



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work and the owner of all of the rights comprised in the copyright of such work. To the extent the Bank is not considered to be the sole author of any such work notwithstanding this provision, the Executive hereby assigns full and absolute right, title and interest in and to such works to the Bank and agrees to take all necessary and or prudent steps to assist the Bank in perfecting its interests and rights thereto.

          10. NOTICES. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, if to the Executive to the last principal residence of the Executive shown on the payroll records of the Bank, and in the case of notices to the Bank, to Cornerstone Bank, 6000 Midlantic Drive, Mount Laurel, New Jersey 08054 Attn:
George W. Matteo, Jr., Chairman, CEO and President.

          11. WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of the Bank specifically designated by the Board of Directors of the Bank. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          12. CONSTRUCTION OF TERMS. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

          13. ASSIGNMENT. This Agreement shall not be assignable by either party hereto, except by the Bank to any successor in interest to the business of the Bank.

          14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties.

15. SUCCESSORS, BINDING AGREEMENT.

                    (a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 hereof shall apply. As used in this Agreement, "the Bank" shall mean the Bank as hereinbefore defined and any successor to the respective business and/or assets of the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                    (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, but only to the extent of benefits actually and specifically conferred by this Agreement to Executive under the applicable circumstances.

          16. TERMINATION. Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the provisions of Sections 6, 7, 8 or 9 hereof which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

          17. COOPERATION COVENANT. Both during and after the Employment Period, the Executive shall cooperate fully with the Bank and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which the Bank or any affiliate thereof, including the Bank, may be or become involved, including full disclosure of all relevant information and truthfully testifying on the Bank's behalf (or, at the request of the Bank, on behalf of such affiliate of the Bank, including the Bank) in connection with any such proceeding or investigation.

          18. REPRESENTATION OF EXECUTIVE. As an inducement to entering into this Agreement, the Executive represents to the Bank that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement.

          19. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          20. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the State of New Jersey.

          21. HEADINGS. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

          22. EFFECTIVE DATE; TERMINATION OF PRIOR AGREEMENT. This Agreement shall become effective immediately, upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement by the parties hereto, any prior agreement relating to the subject matter hereof shall be automatically terminated and be of no further force or effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.





                                    CORNERSTONE BANK


                                    By: /s/ George W. Matteo Jr.
                                        ----------------------------------------
                                        GEORGE W. MATTEO, JR.
                                        Chairman, CEO & President


                                    EXECUTIVE: Scott Kintzing

                                        /s/ Scott Kintzing
                                        ----------------------------------------
                                        SCOTT KINTZING